UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 31, 2011

Date of report (Date of earliest event reported)

Innocent, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	333-150061	98-0585268
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3290 Suntree Blvd Suite 105.
Melbourne, FL 32940

(Address of principal executive offices)

(828) 702-7687

(Registrant's telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ..  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ..  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ..  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ..  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 20, 2011 Innocent Inc. entered into a material definitive agreement with Steele Resources, Inc. (SELR: OTCBB) to acquire 50% of the Mineral Hill Gold Exploration Project. The project is located near Pony Hill, Montana in the Mineral Hill Mining District and consists of 17 patented and 67 unpatented lode mining claims (approximately 1,800 acres). The agreement is a 50/50 Joint Venture under which the two companies will work together to explore and operate the claims. The initial participating interests of Innocent, Inc. and Steele Resources, Inc. in the JV will be 50% and 50%. Under the terms of the agreement, Innocent may contribute up to $5,000,000 in operating funds over one year.  In the event those funds were not provided, Innocent would forfeit 10% per $1,000,000 not provided. Steele Resources, Inc. will act as the operating partner and have a commitment to match up to $5,000,000 in funding within one year of Innocent, Inc. contributing its first $1,000,000. Steel Resources, Inc. will forfeit 10% per $1,000,000 not provided under its obligation. Innocent Inc. has made payments of five hundred forty thousand dollars ($540,000) under the terms of the agreement.

On April 14, 2011, the Company received a notification from its joint venture partner (SRI), that Innocent Inc. was in default on the balance of its funding commitment of the $1,000,000. The Company did not agree with the exact interpretation of the default and Innocent Inc. is seeking the additional capital to fulfill its committed obligation. After further discussion the JV Partners have decided that in consideration of Innocent’s willingness to negotiate, in good faith, a payment plan for the $460,000 currently due from the commitment under the Joint Venture Agreement. Steele Resources was willing to not pursue the default condition established in its letter of notification conditional upon Innocent Inc. entering into a negotiation process with Steele by May 2, 2011. Steele Resources stated that it would not seek any default remediation so long as Innocent negotiates a “good faith” funding solution. The JV Agreement provides ; Under the terms of the JV Agreement INCT and SRC would each own 50% of the Joint Venture however the percentage ownership would be reduced by 10% for each $1,000,000 a party failed to contribute to the Joint Venture . On May 2, 2011 Steele Resources acknowledges that Innocent is providing "good faith" efforts to completing its funding obligations to the Joint Venture Agreement. Innocent acknowledges that a balance of $460,000 remains of the initial $1,000,000 funding obligation. Given Innocent's present funding efforts the parties to the agreement have decided that no default exist and efforts to complete the funding obligation will be supported by both parties. On July 22, 2011, the Company received notification from its joint venture partner (SRI), that Innocent, Inc. had not delivered on its commitment to fund the balance of $460,000 or to provide a viable funding solution, and was terminating the joint venture agreement pending resolution of the refund of the $540,000 previously funded to SRI.

On August 30, 2011 Innocent Inc. notified Steele Resources that the company no longer felt that the capital committed and necessary for the project could be secured by Innocent in a timely manner and Innocent Inc. felt it was in the best interest of the shareholders of both companies to terminate the agreement. The parties to the original agreement terminated the agreement on Aug 31, 2011 in accordance with the terms and conditions below.

TERMS AND CONDITIONS  OF THE TERMINATION:

The parties to the original material definitive agreement dated February 20, 2011, filed with the SEC in an 8K filing; hereby mutually agree to terminate said agreement under the terms and conditions stated below.

Item 1:   The five hundred forty thousand dollars ($540,000), funded to-date by Innocent Inc. to Steele Resources Inc. will be repaid to Innocent Inc. and immediately transferred to the parties that funded said funds;

Item 2:   The collateral for the five hundred forty thousand dollars  ($540,000) funded to date will encompass the existing stockpiled ore on site, although the exact net profit is unknown, the parties believed it is sufficient to repay the note holders. This ore referenced on the Steele web site is and will serve as the primary repayment funds to the Innocent Inc. note holders,  and the initial net revenue proceeds will be applied to satisfy the referenced note;

Item 3:   Steele Resources Inc. will grant to Innocent Inc. an eight percent (8%) of the net revenue proceeds of the stockpile of ore on site;

Item 4:   Steele Resources Inc. has the right to repay the funds to satisfy the five hundred forty thousand dollars ($540,000), at its discretion prior to the processing of the stockpile ore currently on site;

Item 5:    Steele Resources Inc. has the right to negotiate a separate agreement with the note holders, providing any such agreement transfers the responsibility and obligation of the Innocent Inc. $540,000 note payable to Steele Resources Inc. and upon written acceptance by the current Innocent Inc. note holders.

Item 6:   The five hundred forty thousand dollars ($540,000) will continue to be reflected in the financial statements of Steele Resources Inc.  as a current note payable due Innocent Inc. and Innocent Inc. will reflect  as current term note payable to related parties

Item 7:    Upon the completion of the Steele Resource Inc.  grant of 8% of the net income value of the stockpiled ore currently on site, Innocent Inc. will have no further rights to any future extracted/or un-extracted minerals contained on the site;

Item 8:   Innocent Inc. will forfeit any ownership rights of the property (with the exception of the 8 % of the stockpile ore on site) and in turn Innocent Inc. will not be responsible for any future funding for the development or any current expenses associated with the property. Steele Resources Inc. will become the 100% owner of the site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.
(Registrant)

/s/ Wayne Doss
Wayne Doss
President, Chief Executive Officer, and Director

Dated:	Sept 1. 2011

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